EXHIBIT 3.1.2


            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF

                               TOFUTTI BRANDS INC.

     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "corporation") is Tofutti Brands Inc.

     2. The certificate of incorporation of the corporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substitution in lieu of said paragraph the following paragraph:

          "FOURTH: The aggregate number of shares of all classes which the Corporation shall have the authority to issue is 15,100,000, consisting of 15,000,000 shares of common stock, par value $.01 per share, and 100,000 shares of preferred stock, par value $.01 per share."

     3. The amendment of the certificate of incorporation herein certified was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on June 25, 1993


                                            /s/David Mintz
                                            --------------
                                               David Mintz
                                               President

Attest:

/s/Steven Kass
--------------
Steven Kass
Secretary